Exhibit 16.1

[Letterhead of Stonefield Josephson, Inc.]

May 19, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Cellular Technical Services Company, Inc. (0-19437)

Commissioners:

We have read the statements by registrant Cellular Technical Services Company, Inc. contained in Item 4.01 of its Form 8-K dated May 19, 2006, which was filed with the United States Securities and Exchange Commission on May 19, 2006 (copy attached). Stonefield Josephson, Inc. agrees with the statements concerning it in the first sentence in the first paragraph and in the second, third and fourth paragraphs of Item 4.01 in such Form 8-K. We have no basis to agree or disagree with the second and third sentences in first paragraph of Item 4.01.

Very truly yours,

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS